Exhibit 99.2

FOR IMMEDIATE RELEASE
Lumos Pharma Appoints Joseph S. McCracken, DVM, MS to Board of Directors
Rick Hawkins, CEO, appointed Chairman of the Board

AUSTIN, TX, March 30, 2020 (GLOBE NEWSWIRE) - Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, has announced the appointment of Joseph S. McCracken, DVM, MS to the company's Board of Directors, effective March 23, 2020. Dr. McCracken has extensive experience in the pharmaceutical and biotechnology industry, with prominent roles in business development, commercial development, and positions as a board member for several companies. In connection with this appointment, the company's board will be comprised of seven directors.

"We are delighted to welcome Dr. McCracken to Lumos Pharma’s Board of Directors," said Rick Hawkins, Chairman, Chief Executive Officer and President. “His extensive experience in business and commercial development across the pharmaceutical and biopharma industry, as well as Dr. McCracken’s directorships on several boards, further strengthens our board and represents a valuable addition to Lumos Pharma as the company forges ahead with its current clinical program and plans to expand its pipeline.”

Dr. McCracken has more than twenty-five years of experience in the pharmaceutical and biotechnology industry. Until his retirement in 2013, he had a successful career in the industry where he held top managerial positions in business and commercial development and licensing at Roche Pharma, Genentech, Aventis Pharmaceuticals, and Rhone-Poulenc Rorer Pharmaceuticals. Dr. McCracken’s leadership roles at these companies included responsibility for partnering and licensing activities globally. In these positions, he oversaw the establishment of hundreds of collaborations or licensing agreements with biopharmaceutical companies and academic institutions and was part of an award-winning Business Development team at Genentech.

Since 2013, Dr. McCracken has advised biopharmaceutical companies through board participation and as a consultant. Dr. McCracken currently serves on the boards of several companies including publicly listed Savara Inc. (SVRA), focused on the treatment of rare respiratory diseases, and Kindred Biosciences (KIN), focused on therapeutics for animal health, as well as privately held Alkahest, Inc., focused on treatment for age-related conditions and diseases of unmet need.

Dr. McCracken received a B.S. degree in Microbiology and Animal Science, a Doctor of Veterinary Medicine (D.V.M.), and an M.S. degree from Ohio State University.

“I am excited to join the Board of Directors of Lumos Pharma and look forward to working with the board and the company’s management team to advance Lumos Pharma’s clinical development program for LUM-201 and to assist the company with its plan to evaluate other assets to expand its pipeline," said Dr. McCracken.

In addition, Lumos Pharma announced that Rick Hawkins has been appointed Chairman of the Board, effective March 26, 2020, and has assumed the title of Chairman, Chief Executive Officer, and President of Lumos Pharma, Inc. Mr. Hawkins has been the Chief Executive Officer of Lumos Pharma since January 2011 and has served on the company’s board since 2012. Mr. Hawkins also currently serves as a director on the boards of Savara Pharmaceuticals (SVRA) and Plus Therapeutics (PSTV).

Exhibit 99.2

Mr. Hawkins has had numerous successes throughout his career in the biopharmaceutical industry. He founded id2, a pharmaceutical and biotechnology research management company, through which as Chairman and CEO served as advisor in the start-up of numerous companies, including Sensus (sold to Pfizer), a developer of the growth hormone receptor antagonist for acromegaly; Covance Biotechnology Services, sold to Akzo Nobel; and LabNow, a point-of-care diagnostic device company. Prior to id2, Mr. Hawkins co-founded Pharmaco, a clinical contract research organization (CRO) where he served as its Chairman, President and CEO and grew the organization to over 700 employees, and merged the company with PPD of Wilmington, NC to form PPD Pharmaco, one of the largest CROs in the world.

About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare and neglected diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and is funded by leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, a late-stage ready asset, is an oral growth hormone stimulating small molecule for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit www.lumos-pharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements regarding the expected initiation of a Phase 2b clinical trial, the sufficiency of funding for such trial, the potential of an orally administered treatment regimen for PGHD and other indications, designation of another board member, projected cash position and its sufficiency to fund the combined company’s operations through data read-out for the Phase 2b trial of LUM-201 in PGHD; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in "Risk Factors" and elsewhere in Lumos Pharma’s definitive proxy statement, as amended and filed with the SEC on February 13, 2020, Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing either of the Company’s views as of any date subsequent to the date of this press release.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-648-3757
ir@lumos-pharma.com